                                                    EXHIBIT 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of September 30, 2009 is among DARLING INTERNATIONAL INC., a Delaware corporation (the "Borrower"), each of the lending institutions which is a party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent (the "Administrative Agent").

RECITALS:

A.           The Borrower, the Administrative Agent and the lending institutions party thereto have entered into that certain Credit Agreement dated as of April 7, 2006 (as amended by that certain First Amendment to Credit Agreement dated as of May 9, 2006, that certain Letter Agreement dated as of February 9, 2007, and that certain Second Amendment to Credit Agreement dated October 8, 2008, the "Agreement").  The Borrower, the Administrative Agent and the lenders party hereto now desire to amend the Agreement as herein set forth.

B.           Immediately prior to the effectiveness of this Amendment, Keybank National Association assigned all of its right, title and interest as a Lender under the Loan Documents to JPMorgan Chase Bank, N.A.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

ARTICLE 1.

Definitions

Section 1.1. Definitions.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE 2.

Amendments

Section 2.1. Amendment to Section 1.01.  The following definitions contained in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period or, with respect to the determination of the Alternative Base Rate, for a one month interest period multiplied by (b) the Statutory Reserve Rate.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

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"Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender's Revolving Commitment) represented by such Lender's Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

"Applicable Rate" means, for any day and with respect to any Loan and with respect to any letter of credit fee or any commitment fee payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread", "Commitment Fee Rate" or "Letter of Credit Fee" as the case may be, based upon the Pricing Ratio as of the most recent determination date; provided that until delivery of the Borrower's consolidated financial statements for the fiscal quarter ended September 30, 2009 as required by Section 5.01(b), the "Applicable Rate" shall be the applicable rate per annum set forth below in Category 5:

Category	Pricing Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate	Letter of Credit Fee
1	Greater than or equal to 2.50 to 1.00	2.50%	3.50%	0.500%	3.75%
2	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	2.25%	3.25%	0.500%	3.50%
3	Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	2.00%	3.00%	0.45%	3.25%
4	Less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	1.75%	2.75%	0.40%	3.00%
5	Less than 1.00 to 1.00	1.50%	2.50%	0.40%	2.75%

For purposes of the foregoing, (i) the Pricing Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Pricing Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Pricing Ratio shall be deemed to be in Category 1:  (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

"Change in Control" means any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a "Change of Control" or any comparable event resulting in a requirement for the Borrower to make an offer to purchase any New Unsecured Debt, as the term "Change of Control" or those events are defined under any of the documentation evidencing and governing any of the New Unsecured Debt.

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"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but does not include any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term "Alternative Base Rate".

"Revolving Maturity Date" means April 7, 2013.

Section 2.2. Addition to Section 1.01.  The following definitions are added to Section 1.01 of the Agreement in proper alphabetical order and shall read in their respective entireties as follows:

"Defaulting Lender" means any Lender that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) as determined by the Administrative Agent, otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (e) as determined by the Administrative Agent, (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"New Unsecured Debt" means unsecured Indebtedness of the Borrower for borrowed money in an aggregate principal amount not to exceed $150,000,000 at any time outstanding which: (a) has a maturity date no earlier than the date that is six (6) months following the Revolving Maturity Date (provided that provisions satisfying the requirements of clause (b) of this definition will not violate the requirements of this clause (a)); (b) does not contain any mandatory prepayment, mandatory redemption or any provisions requiring the Borrower to offer to purchase such Indebtedness other than: (i) provisions requiring the Borrower to make offers to purchase such Indebtedness in the event of asset sales as long as, in connection with any such asset sales, the Net Proceeds thereof are required to be used to prepay the Term Loans and such Term Loans are prepaid in full prior to the time any proceeds therefrom are used to purchase any such Indebtedness and (ii) provisions requiring the Borrower to make offers to purchase such Indebtedness in the event of a change of control as long as a "Change of Control" will occur hereunder prior to or at the same time as a change of control offer is required to be made thereunder; (c) does not contain any positive, negative or financial covenant nor any event of default that is more restrictive than those provisions herein; and (d) has interest rate provisions that are customary in the market at the time of issuance.

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Section 2.3. Amendment to Section 2.11.  Clause (c) of Section 2.11 is amended in its entirety to read as follows:

(c)           Mandatory Prepayments from Net Proceeds of Prepayment Event.  In the event and on each occasion that any Net Proceeds are received by or on behalf the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that:

(i)           in the case of any event described in clauses (a) or (b) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within 18 months after receipt of such Net Proceeds, to acquire or repair assets to be used in the business of the Borrower and the Restricted Subsidiaries or to make an acquisition permitted by Section 6.04(l), to acquire a Route Swap permitted by Section 6.04(k) or to make an Investment permitted by Section 6.04(q) or (s), then no prepayment shall be required pursuant to this paragraph in respect of such event except (A) to the extent of any Net Proceeds therefrom that have not been so applied within 24 months after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; (B) if at the time of the proposed application of the Net Proceeds, an Event of Default exists, then at that time, a prepayment shall be required in an amount equal to such Net Proceeds; or (C) if the Borrower would be required to make an offer to purchase any New Unsecured Debt with such Net Proceeds, then prior to the time that the Borrower would be required to make such offer, the Borrower shall be required to make a prepayment under this clause (c) in an amount equal to such Net Proceeds; and

(ii)           Net Proceeds from a single Prepayment Event shall not be required to be used to prepay Term Borrowings under this clause (c) if the aggregate amount of Net Proceeds received from such Prepayment Event do not exceed $500,000 unless (A) such Net Proceeds, when added to the aggregate amount of Net Proceeds received from all Prepayment Events occurring in the same fiscal year which are not reinvested pursuant to this clause (c) exceed $1,000,000 (in which event the aggregate amount of such Net Proceeds from all such Prepayment Events in excess of $1,000,000, shall then be required to be used to prepay the Term Borrowing under this clause (c)) or (B) the Borrower would be required to make an offer to purchase any New Unsecured Debt with such Net Proceeds, then the Borrower shall be required to make a prepayment under this clause (c) in an amount equal to such Net Proceeds from a single Prepayment Event.

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Section 2.4. Amendment to Section 2.19.  Clause (b) of Section 2.19 is amended in its entirety to read as follows:

(b)           Replacement.  If  (i) a Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.17, (iii) a Lender defaults in its obligation to fund Loans hereunder, has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other officer having similar powers, or otherwise is a Defaulting Lender, or (iv) a Lender shall become a Non-consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent required by Section 10.04, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or all affected Lenders) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a "Non-consenting Lender".

Section 2.5. Addition of Section 2.21.  Section 2.21 is added to the end of Article II to the Agreement immediately following Section 2.20 thereto and such new Section 2.21 shall read in its entirety as follows:

Section 2.21.                      Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           Suspension of Commitment Fees.  Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

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(b)           Suspension of Voting.  The Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Lender shall not be included in determining whether all Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           Participation Exposure.  If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)           Reallocation.  All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages  but only to the extent (x) the sum of all non-Defaulting Lenders' Revolving Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)           Payment and Cash Collateralization.  If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)           Suspension of Letter of Credit Fee.  If the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to this Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv)           Reallocation of Fees.  If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and

(v)           Issuing Bank Entitled to Fees.  If any Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)           Suspension of Swingline Loans and Letters of Credit.  So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

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(e)           Setoff Against Defaulting Lender.  Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Notwithstanding the above, the Borrower's right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Lender under this Agreement, at law, in equity or by statute.

Section 2.6. Addition of Section 5.11.  Section 5.11 is added to the end of Article V to the Agreement immediately following Section 5.10 thereto and such new Section 5.11 shall read in its entirety as follows:

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Section 5.11                      New Unsecured Debt.  The Borrower shall deliver to the Administrative Agent a true, correct and complete copy of each instrument, agreement and other document evidencing or governing the New Unsecured Debt promptly upon the execution thereof.

Section 2.7. Addition of Section 5.12.  Section 5.12 is added to the end of Article V to the Agreement immediately following Section 5.11 thereto and such new Section 5.12 shall read in its entirety as follows:

Section 5.12.                      Amendments to Mortgages.  On or before November 15, 2009 (or such later date as determined by the Administrative Agent which date shall not be later than December 31, 2009), the Borrower will, and will cause each Subsidiary Loan Party to, (a) execute and deliver amendments to the Mortgages filed in the States of Colorado, Illinois, Indiana and Oklahoma to amend the maturity date of "April 7, 2012" set forth therein to April 17, 2013 which amendments shall be in form and substance reasonably acceptable to the Administrative Agent; and (b) cause to be delivered to the Administrative Agent endorsements to the title insurance policies relating to the Mortgages filed in the States of Colorado, Illinois, Indiana and Oklahoma which endorsements shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 2.8. Amendment to Section 6.01.  The word "and" at the end of clause (v) of Section 6.01 of the Agreement is deleted and clause (w) of Section 6.01 of the Agreement is amended in its entirety to read as follows:

(w)           the New Unsecured Debt and refinancings thereof that does not increase the principal amount thereof with other New Unsecured Debt; provided that at the time of the incurrence of any such New Unsecured Debt (including any refinancing thereof):

(i)           after giving pro forma effect to such New Unsecured Debt, and the use of proceeds thereof, including pro forma effect (in accordance with Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations thereunder or otherwise on a basis reasonably acceptable to the Administrative Agent) for any Investment made with the proceeds thereof, the Borrower shall be in compliance with the Fixed Charge Coverage Ratio and the Leverage Ratio each calculated: (A) on a projected basis for the next four (4) fiscal quarter period and (B) for the most recent four (4) fiscal quarter period then ended, in each case, as if the New Unsecured Debt had been incurred as of the first day of each such period (and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation);

(ii)           no Default exists or would otherwise result from the incurrence of such New Unsecured Debt; and

(iii)           the Borrower shall deliver to the Administrative Agent evidence certified by a Financial Officer of Borrower as to the Borrower's calculations demonstrating compliance with clauses (i) of this Section 6.01(w) and as to the absence of any Default.

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Section 2.9. Addition to Section 6.01.  Clause (x) is added to Section 6.01 of the Agreement immediately following clause (w) thereto and such new clause (x) shall read in its entirety as follows:

(x)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

Section 2.10. Amendment to Section 6.10.  Clause (i) of the proviso in Section 6.10 of the Agreement is amended in its entirety to read as follows:

(i)           the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any Subordinated Debt Document or any document evidencing or governing the New Unsecured Debt,

Section 2.11. Amendment to Section 6.11.  The first sentence of Section 6.11 of the Agreement is amended in its entirety to read as follows:

The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under the following documents in any manner material and adverse to the interest of the Lenders that have not been approved by the Administrative Agent:  (a) its certificate of incorporation, by-laws or other organizational documents, (b) the Asset Purchase Agreement, or (c) any document evidencing or governing the New Unsecured Debt (it being understood that refinancings of New Unsecured Debt with other New Unsecured Debt not to exceed $150,000,000 in the aggregate and purchases, redemptions, retirements, acquisitions, cancellations or terminations of any New Unsecured Debt with Equity Interests, the proceeds of Equity Interests or conversion to Equity Interests shall not be deemed material and adverse to the interest of the Lenders).

Section 2.12. Amendment to Section 10.01.  Clause (i) of Section 10.01 of the Agreement is amended in its entirety to read as follows:

(i) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn - 7th floor, Chicago, IL 60603111; attention: Hiral Patel; Telephone:  312.732.6221; Telecopy: 312.385.7096 and JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Eighth Floor, Dallas, Texas  75201, Attention:  Laura F. Simmons, Telephone:  214.965.4062; Telecopy:  214.965.2946;

Section 2.13. Amendment to Schedule 2.01.  Schedule 2.01 to the Agreement is amended in its entirety to read as Schedule 2.01 hereto.

ARTICLE 3.

Conditions

Section 3.1. Conditions.  The effectiveness of Article 2 of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Lenders;

(b) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date; and

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(c) No Default shall exist.

Section 3.2. Advances Among Lenders; Pro Rata.  If on the effective date of this Amendment, the Loans outstanding are not held by the Lenders in accordance with Schedule 2.01 hereto, the Lenders shall promptly make advances among themselves (either directly or through the Administrative Agent) so that after giving effect thereto the Loans will be held by the Lenders in accordance with Schedule 2.01 hereto.  Such advances made under this Section 3.2 by each Lender whose percentage has increased (as compared to the percentage of Loans it held immediately prior to the effectiveness of this Amendment) shall be deemed to be a purchase of a corresponding amount of the Loans of the Lender or Lenders whose percentages have decreased (as compared to the percentage of Loans it held immediately prior to the effectiveness of this Amendment).  The advances made under this Section shall be ABR Loans.

ARTICLE 4.

Miscellaneous

Section 4.1. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect.  The Borrower, the Lenders party hereto and the Administrative Agent agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in law or equity.  For all matters arising prior to the effective date of this Amendment, the terms of the Agreement (as unmodified by this Amendment) shall control and are hereby ratified and confirmed.

Section 4.2. Reference to Agreement.  Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 4.3. Severability.  Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.4. Applicable Law.  This Amendment shall be construed in accordance with and governed by the law of the State of Texas.

Section 4.5. Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the Lenders, the Administrative Agent and the Borrower and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

THIRD AMENDMENT TO CREDIT AGREEMENT, Page 10

Section 4.6. Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.  This Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of the Borrower and each of the Lenders.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or in "pdf" or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 4.7. Effect of Waiver.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 4.8. Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Executed as of the date first written above.

DARLING INTERNATIONAL INC.

By:         /s/ Brad Phillips
Name:           Brad Phillips
Title:           Treasurer

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:         /s/  Laura F. Simmons
Laura Simmons, Senior Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT, Page 11

HARRIS N.A.

By:         /s/ Carl A. Blackham
Name:     Carl A. Blackham
Title:           Managing Director

COMERICA BANK

By:         /s/ David Milton
Name:           David Milton
Title:           Senior Vice President

U S BANK NATIONAL ASSOCIATION

By:         /s/  Mark A. Reinert
Name:           Mark A. Reinert
Title:           Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN–BOERENLEENBANK B.A. "RABOBANK INTERNATIONAL", NEW YORK BRANCH

By:         /s/  Pamela Beal
Name:           Pamela Beal
Title:           Vice President

By:         /s/  Rebecca O. Morrow
Name:           Rebecca O. Morrow
Title:           Executive Director

CITIBANK TEXAS, N.A.

By:         /s/  Deborah T. Purvin
Name:           Deborah T. Purvin
Title:           Vice President

COMMERCE BANK, N.A.

By:         /s/  Wayne C. Lewis
Name:           Wayne C. Lewis
Title:           Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT, Page 12

Loan Party Consent

The undersigned Loan Party:  (i) consents and agrees to this Amendment; and (ii) agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Loan Party enforceable against it in accordance with their respective terms.

LOAN PARTIES:

DARLING NATIONAL LLC

By:         /s/ Brad Phillips
Name:           Brad Phillips
Title:           Treasurer

THIRD AMENDMENT TO CREDIT AGREEMENT, Page 13

SCHEDULE 2.01
TO
DARLING INTERNATIONAL INC.
THIRD AMENDMENT TO CREDIT AGREEMENT

Commitments

Lender		Revolving Commitment	Percentage	Term Commitment	Percentage	Total Commitment
1.	JPMorgan Chase Bank, N.A.	$24,596,842.11	19.667%	$6,883,087.70	19.666%	$31,479,929.80
2.	Harris N.A.	$16,425,000.00	13.140%	$4,602,500.00	13.150%	$21,027,500.00
3.	Comerica Bank	$20,736,578.95	16.589%	$5,808,956.10	16.597%	$26,545,535.10
4.	U.S. Bank National Association	$19,119,736.84	15.296%	$5,356,535.10	15.304%	$24,476,271.90
5.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch	$16,425,000.00	13.140%	$4,602,500.00	13.150%	$21,027,500.00
6.	Citibank Texas, N.A.	$15,360,000.00	12.288%	$4,298,000.00	12.280%	$19,658,000.00
7.	Commerce Bank, N.A.	$12,336,842.10	9.869%	$3,448,421.10	9.853%	$15,785,263.20
Total		$125,000,000.00	100.00%	$35,000,000.00	100.00%	$160,000,000.00

SCHEDULE 2.01 to THIRD AMENDMENT TO CREDIT AGREEMENT,  Solo Page